Exhibit 10.3

[employee name]

Stock Option Agreement

([Incentive Stock Option] [Nonstatutory Stock Option]) Under

Fenix Parts, Inc. 2014 Incentive Stock Plan)

Subject to the following terms, Fenix Parts, Inc., a Delaware corporation (the Company), grants to the following employee of the Company (Employee), as of the following grant date (the Grant Date), an [Incentive Stock Option] [Nonstatutory Stock Option] (the Option) to purchase the following number of shares of the Company’s common stock, par value $.001 per share (the Option Shares), at the following purchase price per share (the Exercise Price), exercisable in installments in accordance with the following vesting schedule, subject to expiration on the following expiration date (the Expiration Date):

Employee:	[employee name]

Grant Date:	[grant date]

Number of Option Shares:	[number of option shares]

Exercise Price:	$[exercise price]

Vesting schedule:	[vesting]

Expiration Date:	[expiration date]

Terms of Option

1.	Plan

The Option has been granted under the Fenix Parts, Inc. 2014 Incentive Stock Plan (the Plan), which is incorporated in this Agreement by reference. Capitalized terms used in this Agreement without being defined (for example, the term “Committee”) have the same meanings that they have in the Plan.

2.	Exercisability

The Option may be exercised in whole or in part at any time prior to its Expiration Date to the extent that it is vested at the time of exercise.

Any vested portion of the Option that remains unexercised shall expire on the Option’s Expiration Date, subject to earlier expiration as provided in Paragraph 5 of this Agreement.

Any unvested portion of the Option shall expire on the date that Employee’s employment by the Company or a subsidiary of the Company terminates (Employee’s Termination Date) unless Employee’s employment terminated by reason of his or her death, in which case the Option shall become fully vested as of Employee’s Termination Date.

The Option shall become fully exercisable upon a Change in Control, as provided in Article 8 of the Plan, prior to Employee’s Termination Date.

3.	Manner of Exercise

The Option may be exercised in respect of a whole number of Option Shares (and only in respect of a whole number) by:

(a) written notice of exercise to the Committee (or the Committee’s designee) at the Company’s principal executive offices which is received prior to the Option’s Expiration Date; together with

(b) full payment of the Exercise Price of the Option Shares in respect of which the Option is exercised; and

(c) full payment of an amount equal to the Company’s federal, state and local withholding tax obligation, if any, in connection with the Option’s exercise.

In addition, the exercise of the Option shall be subject to any procedures and policies in effect at the time of exercise that the Committee has adopted to administer the Plan.

4.	Manner of Payment

Employee’s payment of the Exercise Price of the Option Shares in respect of which the Option is exercised, and his or her payment of the Company’s withholding tax obligation, if any, in connection with the exercise, shall be made by certified or bank cashier’s check or by a wire transfer of immediately available funds or, if previously approved by the Committee, by a personal check.

Payment also may be made by means of a “cashless” net exercise through a broker approved by the Plan Administrator for the purpose, pursuant to which the full amount due to the Company is remitted directly by the broker from the net proceeds of the sale of a sufficient number of Option Shares. Payment may also be made in any other manner authorized by the Plan and specifically permitted by the Board at the time of exercise.

5.	Early Expiration of Option

The vested portion of the Option shall expire on the earlier of (i) 30 days after Employee’s Termination Date or (ii) the Option’s Expiration Date, unless Employee’s employment terminated by reason of his or her death. In this case, the Option shall expire on the earlier of (i) the first anniversary of Employee’s death or (ii) the Option’s Expiration Date. In any case, the exercisability of the Option may be extended by the Committee, in the Committee’s sole discretion, to any date ending on or before the Option’s Expiration Date.

6.	Confidentiality and Nonsolicitation Agreement

This Agreement and the grant of the Option are subject to Employee’s agreement to enter into the confidentiality and nonsolicitation agreement which has been provided to Employee (the Nonsolicitation Agreement). The Company would not have granted the Option to Employee without Employee’s agreement to enter into the Nonsolicitation Agreement.

7.	Transferability

The Option may not be transferred, assigned or pledged (whether by operation of law or otherwise), except (i) as provided by will or the applicable laws of intestacy or (ii) in accordance with Section 5.5 of the Plan. The Option shall not be subject to execution, attachment or similar process.

8.	Interpretation

This Agreement is subject to the terms of the Plan, as the Plan may be amended, but except as required by applicable law, no amendment of the Plan after the Grant Date shall adversely affect Employee’s rights in respect of the Option without Employee’s consent.

If there is a conflict or inconsistency between this Agreement and the Plan, the terms of the Plan shall control. The Committee’s interpretation of this Agreement and the Plan shall be final and binding.

9.	No Employment Rights

Nothing in this Agreement shall be considered to confer on Employee any right to continue in the employ of the Company or a Subsidiary or to limit the right of the Company or a Subsidiary to terminate Employee’s employment.

10.	No Stockholder Rights

Employee shall not have any rights as a stockholder of the Company in respect of any of the Option Shares unless and until Option Shares are issued to Employee following his or her exercise of the Option.

11.	Governing Law

This Agreement shall be governed in accordance with the laws of the State of Arizona.

12.	Binding Effect

This Agreement shall be binding on the Company and its successors and on Employee and Employee’s heirs, legatees and legal representatives.

13.	Effective Date

This Agreement shall not become effective until (i) Employee accepts this Agreement by returning a copy to the Company completed and signed below and (ii) Employee enters into the Nonsolicitation Agreement. Upon the happening of such events, this Agreement shall become effective, retroactive to the Grant Date, without the necessity of further action by either the Company or Employee.

[Signatures appear on the following page.]

Fenix Parts, Inc.

By
Name:
Title:

Acceptance by Employee

I accept this Stock Option Agreement and agree to be bound by all of its terms. I acknowledge receipt of a copies of Fenix Parts, Inc. 2014 Incentive Stock Plan and the Nonsolicitation Agreement, and I agree to enter into the Nonsolicitation Agreement.

[employee name]

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